                                                                    EXHIBIT 12.1


                         THE CHARLES SCHWAB CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (Dollar amounts in thousands, unaudited)



                                                              Year Ended December 31,
                                              ----------------------------------------------------
                                                1993       1992       1991       1990       1989
                                              --------   --------   --------   --------   --------

  EARNINGS BEFORE EXTRAORDINARY CHARGE
     AND INCOME TAXES                         $206,272   $146,228   $ 88,097   $ 29,109   $ 33,191
                                              --------   --------   --------   --------   --------
  FIXED CHARGES:
      Interest expense                         132,552    159,531    225,558    238,497    207,347
      Interest portion of rental expense        15,428     13,314     10,531      8,855      6,951
                                              --------   --------   --------   --------   --------
      TOTAL FIXED CHARGES (A)                  147,980    172,845    236,089    247,352    214,298
                                              --------   --------   --------   --------   --------
  EARNINGS BEFORE EXTRAORDINARY CHARGE,
      INCOME TAXES AND FIXED
      CHARGES (B)                             $354,252   $319,073   $324,186   $276,461   $247,489
                                              ========   ========   ========   ========   ========
  RATIO OF EARNINGS TO FIXED
      CHARGES (B) DIVIDED BY (A)*                  2.4        1.8        1.4        1.1        1.2
                                              ========   ========   ========   ========   ========
  RATIO OF EARNINGS TO FIXED CHARGES
      AS ADJUSTED**                                7.2        5.6        3.9        2.2        2.5
                                              ========   ========   ========   ========   ========

 * The ratio of earnings to fixed charges is calculated in a manner consistent with SEC requirements. For such purposes, "earnings" consist of earnings before extraordinary charge, income taxes and fixed charges. "Fixed charges" consist of interest expense incurred on payables to customers, subordinated borrowings, term debt, capitalized interest, and one-third of rental expense, which is estimated to be representative of the interest factor.

** Because interest expense incurred in connection with the customer cash balances is completely offset by interest revenue on related investments and margins loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges as adjusted reflects the elimination of such interest expense as a fixed charge.